Exhibit 99.1

2929 California Street Torrance, California 90503 Tel. 310.212.7910 Fax. 310.212.6315 800.890.9988 www.motorcarparts.com

FOR IMMEDIATE RELEASE

Motorcar Parts of America, Inc. Announces Third Quarter Fiscal
Year 2006 Results
LOS ANGELES, CA, February 14, 2006 — Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading provider of remanufactured alternators and starters for the automotive aftermarket, announced today financial results for the third quarter of fiscal 2006.
Revenues for the quarter ending December 31, 2005 were $30.3 million, up 25.2% from $24.2 million in the same quarter last year. Gross profit and gross margin were $6.9 million and 22.7%, respectively, as compared to $8.2 million and 33.8% in the third quarter of fiscal 2005. Gross profit in the third quarter of fiscal 2006 was negatively impacted by marketing allowances (accounted for as an offset to sales), which increased $2.3 million over the like quarter in the prior year. The gross margin in the third quarter of fiscal 2005 was positively affected by the recognition of under returned core revenue, which had a greater gross margin percentage than finished goods in that quarter.
Operating income for the third quarter of fiscal 2006 was $3.0 million, down 25% from $4.0 million in the same quarter in the prior year. Operating expenses declined 5.8% in the quarter, reflecting a reduction in the amount of outside professional and consulting fees associated with the SEC’s review of the company’s regulatory filings and the related restatement of its financial statements. In addition, the company did not incur any consulting fees related to its compliance with the Sarbanes-Oxley Act of 2002 in the most recent quarter. These savings were partially offset by additional sales, marketing, and research and development expenses to support new business. Interest expense increased for the third quarter of fiscal 2006 as a result of higher interest rates paid in connection with the company’s discounting arrangements and increased utilization of its line of credit. Net income in the third quarter of fiscal 2006 was $1.2 million, or $0.14 per diluted share, compared to $2.2 million, or $0.26 per diluted share for the same quarter last fiscal year.
Selwyn Joffe, MPA’s Chairman, President and CEO, said, “In the third quarter, we achieved significant growth in revenues, returned to positive cash flow from operations and continued to be profitable despite the substantial marketing allowances we incurred. We view these marketing allowances as desirable investments, despite their cash and accounting impact, as we expect them to result in enhanced future revenues and profitability. Our current per unit cost of manufacturing is consistent with our plan. We are pleased with the investments we have made in MPA and are excited about the future.”
For the first nine months of fiscal 2006, revenues were $81.0 million, up 15.1% from the first nine months of fiscal 2005. Gross profit was $18.9 million in the first nine months of fiscal 2006, versus $19.4 million in the first nine months of fiscal 2005. Operating income was $4.7 million, versus $8.7 million in the first nine months of last year. Net income was $1.5 million for the nine months ended December 31, 2005, or $0.18 per diluted share, compared to $4.6 million, or $0.54 cents per diluted share in the first nine months of fiscal 2005.

Mervyn McCulloch, MPA’s Chief Financial Officer, noted that “In the current nine month period, sales and gross margin were negatively impacted by front-loaded marketing allowances of $4.1 million. In addition, $1.5 million of expenses associated with our accounting restatement and Sarbanes-Oxley compliance and $1.4 million of start-up expenses incurred in connection with our new facilities in Mexico and Nashville also reduced our operating income.”
Financial Condition
As of December 31, 2005, the company reported cash and short term investments of $1.3 million and working capital of $45.0 million. The company had debt and capital lease obligations of $8.0 million and shareholders’ equity was $49.4 million.
Business Outlook
“During the most recent quarter, we continued to execute on our strategic initiatives of revenue enhancement, margin expansion and balance sheet strength. We are growing our revenue through both the retail and traditional channels. We are on track with our plans to source a larger percentage of our remanufacturing abroad in order to improve our margins. And we are pleased that we have returned to positive cash flow from operations,” said Mr. Joffe. “We are confident that as we begin to realize the benefits of these strategic initiatives, the company will experience increased profitability .”
Restatement of Financial Statements
The financial statements for the nine months ended December 31, 2004 contained in this release have been restated to correct an error in the calculation of core costs for purposes of determining the value of unreturned cores. As previously disclosed, the company’s prior method of valuing unreturned cores was based upon the cost of the cores in its total inventory. The company has concluded that the valuation should instead be based upon the cost for the cores being invoiced and returned during the preceding twelve months.
Conference Call
MPA will host a conference call at 1:00 p.m. PT (4:00 p.m. ET) on Tuesday, February 14, 2006, to discuss results for the third quarter of fiscal 2006. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial (706) 634-6508. There is no pass code required for this call. If you are unable to participate in the call at this time, a replay will be available on Tuesday, February 14 at 5:00 p.m. PT, through Tuesday, February 21 at midnight PT. To access the replay dial (800) 642-1687 and enter the conference ID number 5133664. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the MPA website at www.motorcarparts.com. To listen to the live call, please go to the MPA website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on MPA’s website for 90 days.
About MPA
Motorcar Parts of America, Inc. is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, and Nashville, Tennessee, as well as in Mexico, Singapore and Malaysia. MPA’s websites are located at www.motorcarparts.com and www.quality-built.com.

Disclosure Regarding Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements with respect to our future performance that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in our relationship with any of our customers, including the increasing customer pressure for lower prices and more favorable payment and other terms, the increasing strain on our cash position, our ability to achieve positive cash flows from operations, potential future changes in our accounting policies that may be made as a result of an SEC review of our previously filed public reports, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank’s refusal to waive any such defaults, any meaningful difference between projected production needs and ultimate sales to our customers, increases in interest rates, changes in the financial condition of any of our major customers, the impact of high gasoline prices, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts industry, political or economic instability in one of the foreign countries where we conduct operations, unforeseen increases in operating costs and other factors discussed herein and in our filings with the Securities and Exchange Commission.
For more information, contact:

Crocker Coulson President CCG Investor Relations (310) 231-8600 ext. 103 crocker.coulson@ccgir.com	Selwyn Joffe Chairman, President & CEO Motorcar Parts of America, Inc. (310) 972-4005
CONSOLIDATED BALANCE SHEETS, CONSOLIDATED STATEMENTS OF OPERATIONS AND
CONSOLIDATED STATEMENTS OF CASH FLOWS FOLLOW

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	December 31,	March 31,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$619,000	$6,211,000
Short term investments	679,000	503,000
Accounts receivable — net	9,857,000	11,513,000
Inventory — net	56,654,000	48,587,000
Deferred income tax asset	5,590,000	6,378,000
Inventory unreturned	5,419,000	2,409,000
Income tax receivable	60,000	—
Prepaid expenses and other current assets	1,788,000	1,365,000

Total current assets	80,666,000	76,966,000

Plant and equipment — net	11,739,000	5,483,000
Other assets	1,208,000	899,000

TOTAL ASSETS	$93,613,000	$83,348,000

LIABILITIES
Current liabilities:
Accounts payable	$20,251,000	$14,502,000
Accrued liabilities	1,206,000	1,378,000
Accrued salaries and wages	2,458,000	2,235,000
Accrued workers’ compensation claims	3,033,000	2,217,000
Line of credit	1,500,000	—
Income tax payable	—	183,000
Deferred compensation	566,000	450,000
Deferred income	133,000	133,000
Other current liabilities	200,000	89,000
Credit due customer	4,919,000	12,543,000
Current portion of capital lease obligations	1,442,000	416,000

Total current liabilities	35,708,000	34,146,000
Deferred income, less current portion	421,000	521,000
Deferred income tax liability	477,000	519,000
Deferred gain on sale-leaseback	2,506,000	—
Other liabilities	48,000	—
Capitalized lease obligations, less current portion	5,085,000	938,000

TOTAL LIABILITIES	44,245,000	36,124,000

SHAREHOLDERS’ EQUITY
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; no par value, 20,000 shares authorized; none issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 8,311,955 and 8,183,955 shares issued and outstanding at December 31, 2005 and March 31, 2005	83,000	82,000
Additional paid-in capital	54,227,000	53,627,000
Accumulated other comprehensive loss	(31,000)	(55,000)
Accumulated deficit	(4,911,000)	(6,430,000)

TOTAL SHAREHOLDERS’ EQUITY	49,368,000	47,224,000

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$93,613,000	$83,348,000

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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
				(restated)
Net sales	$30,348,000	$24,159,000	$81,004,000	$70,388,000
Cost of goods sold	23,481,000	15,985,000	62,116,000	51,029,000

Gross margin	6,867,000	8,174,000	18,888,000	19,359,000

Operating expenses:
General and administrative	2,857,000	3,175,000	10,894,000	8,208,000
Sales and marketing	836,000	806,000	2,466,000	1,940,000
Research and development	219,000	174,000	808,000	561,000

Total operating expenses	3,912,000	4,155,000	14,168,000	10,709,000

Operating income	2,955,000	4,019,000	4,720,000	8,650,000
Interest expense — net of interest income	958,000	526,000	2,160,000	1,326,000

Income before income tax expense	1,997,000	3,493,000	2,560,000	7,324,000
Income tax expense	818,000	1,299,000	1,041,000	2,724,000

Net income	$1,179,000	$2,194,000	$1,519,000	$4,600,000

Basic net income per share	$0.14	$0.27	$0.19	$0.56

Diluted net income per share	$0.14	$0.26	$0.18	$0.54

Weighted average number of shares outstanding:
— basic	8,249,308	8,174,748	8,209,728	8,142,297

— diluted	8,642,118	8,600,434	8,620,945	8,590,828

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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	December 31,
	2005	2004
		(restated)
Cash flows from operating activities:
Net income	$1,519,000	$4,600,000
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,552,000	1,464,000
Amortization of deferred gain on sale-leaseback	(87,000)	—
Deferred income taxes	746,000	2,489,000
Tax benefit from employee stock options exercised	321,000	235,000
Changes in current assets and liabilities:
Accounts receivable	1,656,000	4,888,000
Inventory	(8,067,000)	(18,461,000)
Income tax receivable	(243,000)	(55,000)
Inventory unreturned	(3,010,000)	(1,720,000)
Prepaid expenses and other current assets	(423,000)	212,000
Other assets	(309,000)	(49,000)
Accounts payable and accrued liabilities	6,616,000	3,584,000
Deferred compensation	116,000	180,000
Deferred income	(100,000)	—
Credit due customer	(7,624,000)	13,603,000
Other liabilities	159,000	(82,000)

Net cash (used in) provided by operating activities	(7,178,000)	10,888,000

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,275,000)	(1,666,000)
Proceeds from sale-leaseback transaction	4,110,000	—
Change in short term investments	(176,000)	(160,000)

Net cash (used in) provided by investing activities	659,000	(1,826,000)

Cash flows from financing activities:
Net borrowings (payments) under line of credit	1,500,000	(3,000,000)
Net payments on capital lease obligations	(639,000)	(209,000)
Exercise of stock options	280,000	248,000

Net cash (used in) provided by financing activities	1,141,000	(2,961,000)

Effect of exchange rate changes on cash	(214,000)	3,000

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,592,000)	6,104,000
CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	6,211,000	7,630,000

CASH AND CASH EQUIVALENTS — END OF PERIOD	$619,000	$13,734,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$2,112,000	$1,399,000
Income taxes	$5,000	$54,000
Non-cash investing and financing activities:
Property acquired under capital lease	$5,812,000	$109,000
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